UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 10, 2005

Citrix Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-27084	75-2275152
(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road, Ft. Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

(954) 267-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2005, the Compensation Committee of the Board of Directors of Citrix Systems, Inc. (the “Company”) approved the Citrix Systems Inc. 2005 Executive Bonus Plan (the “Bonus Plan”) and established bonus awards that may be earned for fiscal year 2005 under the Bonus Plan by the Company’s President and Chief Executive Officer; Senior Vice President, Worldwide Sales and Customer Service; Senior Vice President, Marketing; Senior Vice President, Corporate Development; Vice President, General Counsel and Secretary; Vice President and Chief Financial Officer; and Vice President, EMEA; and other executive officers approved for participation in the Bonus Plan by the Compensation Committee (each a “Participant”). The Bonus Plan establishes target bonus levels for each Participant expressed as a percentage of each Participant’s base salary. The 2005 bonuses will be paid based on the achievement of certain company-wide, geographic segment and and/or individual goals. The actual bonus payments may be less than or greater than the target bonus amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved. Except under certain circumstances, bonus awards are payable following the conclusion of fiscal year 2005. The Compensation Committee and/or the Board of Directors retain the right to amend, alter or terminate the Bonus Plan at any time.

The Bonus Plan is filed with this report as Exhibit 10.1.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit No.	Description
10.1	Citrix Systems, Inc. 2005 Executive Bonus Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.
February 15, 2005

	By:	/s/ David J. Henshall
David J. Henshall
Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Citrix Systems, Inc. 2005 Executive Bonus Plan

4